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                                                                    EXHIBIT 21.1

SUBSIDIARIES OF NAVARRE CORPORATION

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NAME                             TYPE OF ENTITY               STATE OF FORMATION
----                             --------------               ------------------

Encore Software, Inc.            Corporation                  Minnesota
BCI Eclipse Company, LLC         Limited Liability Company    Minnesota
Navarre CS, LLC                  Limited Liability Company    Minnesota
Navarre CP, LLC                  Limited Liability Company    Minnesota
Navarre CLP, LLC                 Limited Liability Company    Minnesota
FUNimation Productions, Ltd.     Limited Partnership          Texas
The FUNimation Store, Ltd.       Limited Partnership          Texas
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